Exhibit 12.1

Alpha Natural Resources, Inc. and Subsidiaries
Computation of Pro Forma Ratio of Earnings to Fixed Charges
(Amounts in thousands except ratio)

	Alpha Historical	Massey Historical	Combined	Adjustments	Pro Forma
	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2011	March 31, 2011	March 31, 2011	March 31, 2011
(in millions of dollars)
Earnings:
Income (loss) from continuing operations before income taxes	$ 63,815	$ (10,015)	$ 53,800	$ (11,265)	$ 42,535
Adjustments:
Fixed charges	17,332	34,064	51,396	11,265	62,661
Loss from equity investees	586	-	586	-	586
Amortization of capitalized interest	25	15	40	-	40
Capitalized interest	(118)	-	(118)	-	(118)
	$ 81,640	$ 24,064	$ 105,704	$ -	$ 105,704

Fixed Charges:
Interest expense	$ 15,610	$ 25,751	$ 41,361	$ 11,265	$ 52,626
Portion of rental expense representative of interest	1,604	8,313	9,917	-	9,917
Capitalized interest	118	-	118	-	118
	$ 17,332	$ 34,064	$ 51,396	$ 11,265	$ 62,661

Ratio of earnings to fixed charges	4.71	0.71	2.06		1.69

Alpha Natural Resources, Inc. and Subsidiaries
Computation of Pro Forma Ratio of Earnings to Fixed Charges
(Amounts in thousands except ratio)

	Alpha Historical	Massey Historical	Combined	Adjustments	Pro Forma
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2010	December 31, 2010	December 31, 2010	December 31, 2010	December 31, 2010
(in millions of dollars)
Earnings:
Income (loss) from continuing operations before income taxes	$ 101,436	$ (233,597)	$ (132,161)	$ (44,784)	$ (176,945)
Adjustments:
Fixed charges	83,184	133,975	217,159	44,784	261,943
Loss from equity investees	1,706	-	1,706	-	1,706
Amortization of capitalized interest	106	60	166	-	166
Capitalized interest	(2,152)	-	(2,152)	-	(2,152)
	$ 184,280	$ (99,562)	$ 84,718	$ -	$ 84,718

Fixed Charges:
Interest expense	$ 73,463	$ 102,243	175,706	44,784	220,490
Loss on early extinguishment of debt	1,349	-	1,349	-	1,349
Portion of rental expense representative of interest	6,220	31,732	37,952	-	37,952
Capitalized interest	2,152	-	2,152	-	2,152
	$ 83,184	$ 133,975	$ 217,159	$ 44,784	$ 261,943

Ratio of earnings to fixed charges	2.22	(0.74)	0.39		0.32
Deficiency amount	$ -	$ (99,562)	$ -		$ -